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Employees reminded to vote on share-increase proposal

     "Don't forget to vote!"

     That's the message that the Investor Relations group has been sending to AEP shareholders -- including AEP employees. To drive home this point a duplicate proxy card was included in the mailing to shareholders containing the brochure and summary annual report. This is a common practice during a merger vote, in case the first proxy was never received or perhaps misplaced, or even if the shareholder wants to change their vote. The most recent proxy voted is the one that counts.

     At this year's annual meeting, AEP shareholders are being asked to vote on a proposed increase in the number of shares of AEP common stock outstanding, an increase that is essential in order to accomplish the proposed merger with Central and South West.

     Shareholders have roughly two weeks remaining to complete, sign and return the reply cards that were enclosed with the joint proxy statement that was mailed last month. AEP shareholders also have the option of voting via Internet or telephone, if they prefer. AEP's 1998 annual meeting will be held May 27 at the Fawcett Center on the campus of The Ohio State University in Columbus.

     "Each and every shareholder's ballot is strictly confidential," said Bette Jo Rozsa, AEP's managing director - investor owner relations. "The only time that an AEP employee looks at a ballot is when it contains a question or a comment that needs to be answered by a company representative.

     "Even votes that are cast by shareholders at the annual meeting itself are kept confidential," she emphasized. "Votes cast at the annual meeting are collected and tabulated by employees of First Chicago, our transfer agent. We've received a number of questions from employees recently about the confidentiality of the voting process, and we feel that it's important to set the record straight."

     While AEP shareholders are voting on an increase in shares outstanding, CSW shareholders at their May 28 annual meeting will be voting on the merger propsal itself. When votes from shareholders are tabulated, Rozsa pointed out, a failure to vote has the same impact as a vote against the increase in shares or merger.

     The vote-counting process is a little different for AEP employees who own stock through the company's Savings Plan, however. Those AEP Savings Plan participants who vote will determine the ratio in which all of the shares in the Savings Plan will be voted.

     "Just as an example, if 1,000 shares in the Savings Plan are voted, and 900 are voted in favor with 100 shares against, then the entire block of shares in the Savings Plan would be voted 90 percent in favor, 10 percent against," Rozsa explained.